August 26, 2005

Mail Stop 4561

By U.S. Mail and facsimile to (570) 387-4049

Mr. Lance O. Diehl
President and Chief Executive Officer
CCFNB Bancorp, Inc.
232 East Street
Bloomsburg, PA  17815

Re:	CCFNB Bancorp, Inc.
	Form 10-K for the Fiscal Year Ended December 31, 2004, as amended
	Form 10-Q for the Fiscal Quarter Ended March 31, 2005, as amended
	File No. 0-19028


Dear Mr. Diehl:

      We have completed our review of your Form 10-K and related filings, as amended, and have no further comments at this time.

								Sincerely,



	                         					John P.
Nolan
								Accounting Branch Chief